Exhibit 99.1

Harvest Natural Resources Confirms Payment Of Dividend, Termination Of Trading, And Time Of Dissolution

HOUSTON, May 3, 2017 /PRNewswire/ — Harvest Natural Resources, Inc. (Harvest or the Company) (NYSE:HNR) today announced that, in accordance with its previously articulated plan, it expects that the payment of a cash dividend (characterized for U.S. federal tax purposes as a liquidating distribution) of $5.75 per share to the stockholders of record on April 24, 2017 will be completed on May 4, 2017, and trading in Harvest’s stock on the New York Stock Exchange will be terminated after the close of business on May 4. Since the record date of April 24, the stock has been trading on a due bill (rather than an ex dividend) basis and will continue to do so until the close of business on May 4.

As soon as possible after the close of business on May 4, Harvest will effect its stockholder-approved dissolution by filing its certificate of dissolution with the Delaware Secretary of State. At that time, Harvest will cease to be an operating company and will continue to exist, as required by Delaware law, only for the purpose of winding up its affairs.

After dissolution, Harvest’s stock will no longer be traded, and Harvest will close its stock transfer books. Stockholders of record at the close of business on May 4 will be entitled to receive any post-dissolution liquidating distributions that Harvest may pay from time to time during its winding up procedure.

About Harvest Natural Resources and the Dissolution

Harvest Natural Resources, Inc. is currently headquartered in Houston. For more information about Harvest, go to www.harvestnr.com. For more information about Harvest’s dissolution, see Harvest’s definitive proxy statement filed with the Securities and Exchange Commission on January 24, 2017, which can be found on the Commission’s EDGAR filing system, www.sec.gov.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This information may include expected use of proceeds, possible transactions, future plans and business strategy. All statements other than statements of historical fact may constitute forward-looking statements. Although Harvest believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will be correct. Actual results may differ materially from Harvest’s expectations due to uncertainties and risks outside of Harvest’s control. These risks and uncertainties include, among others, those risks and uncertainties described in Harvest’s Annual Report on Form 10-K for 2016.

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SOURCE Harvest Natural Resources, Inc.

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